Exhibit Index

EXHIBIT NO. (99) Press release, dated April 24, 2007 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release	For Further Information
Refer to: Thomas J. Strupp
260-824-2900

FRANKLIN ELECTRIC COMPANY
REPORTS FIRST QUARTER 2007 RESULTS

Bluffton, Indiana - April 24, 2007 -- Franklin Electric Co., Inc. (NASDAQ:FELE) reported diluted earnings per share of $0.21 for the first quarter of 2007, a decrease of 50 percent compared to 2006 first quarter earnings per share of $0.42, and first quarter income from continuing operations of $4.9 million in 2007, a decrease of 50 percent compared to $9.7 million for the same period a year ago. Earnings during the first quarter of 2006 had been the highest for any first quarter in the Company’s history, eclipsing the previous record by 68 percent.

R. Scott Trumbull, Chairman and Chief Executive Officer of the Company, stated: “Despite record first quarter 2007 sales of $130.5 million, our earnings for the first quarter of 2007 were negatively affected by a combination of factors, including the liquidation of stockpiled 4-inch submersible motors by several large integrated pump OEMs, weak industry demand due to harsh weather conditions in key regions coupled with slower new home construction activity and first quarter price promotions in the North American water systems market.”

As Franklin previously reported, Franklin’s plan to sell its 4-inch submersible motors primarily through distributors, rather than through large OEMs, resulted in the stockpiling of these motors by OEMs throughout 2006. The liquidation of these stockpiled motors was the major factor impacting the decline in unit volume sales of the Company’s submersible motors, which, in turn, was the major reason for the decline in the Company’s earnings in the first quarter of 2007. The Company expects the liquidation of these stockpiled motors to continue through the second quarter of 2007. In addition, based on trade association market sales data, Franklin believes that North American Water Systems industry sales were down approximately 15 to 20 percent during the first quarter of 2007 due to harsh weather conditions in key regions and a decline in new housing starts. These weak overall market conditions and competitive reaction to the rapid growth of Franklin’s market position in submersible pumping systems resulted in unusually heavy promotional price discounting in the first quarter. Most of these promotional price discounts were structured to stimulate stocking orders during the first quarter and this promotional discounting is not expected to have as significant an impact in the second quarter. While earnings from the North American Water Systems market declined for the reasons described above, earnings from international Water Systems markets and the global Fueling Systems market increased during the quarter. In addition, the Company’s recently acquired businesses, Little Giant (April 2006) and Healy Systems (September 2006), were both accretive to earnings during the first quarter.

First quarter sales were a record $130.5 million, up $28.8 million or 28 percent compared to $101.7 million in 2006. First quarter sales growth attributed to acquisitions were $36 million or 35 percent of prior year sales. Total consolidated sales, excluding acquisitions, declined by 7 percent for the quarter.

Global Water Systems sales increased by 20 percent in the first quarter. However, excluding the Little Giant acquisition, global Water Systems sales decreased by 12 percent versus first quarter 2006. Sales of North American 4-inch submersible motor units were down primarily due to the inventory stockpile liquidation, fewer sales to OEMs, and weak overall North American water systems industry demand discussed earlier. In addition, sales volume for the first quarter of 2007 was down in comparison to 2006 because with the Company’s sales now primarily to distributors instead of pump OEMs, the seasonality of the Company’s North American Water Systems product sales has begun to shift. Correspondingly greater sales are expected to occur in the second and third quarters (as opposed to the first quarter), in line with actual consumption of Water Systems products in the market.

Global Fueling Systems sales increased by 64 percent over the same period a year ago. Excluding the Healy acquisition, first quarter Fueling System sales increased by 15 percent over last year. The sales increase occurred across all product lines and was led by continued penetration of the fuel management electronics platform and double-digit growth of fuel vapor recovery systems. This increase was due in part to the Texas market mandated conversions of retail gas stations to Onboard Refueling Vapor Recovery (ORVR) technology.

For the first quarter 2007, the Company’s operating income was $8.2 million, down $6.8 million or 45 percent compared to $15.0 million for the same period a year ago. Operating margins for the quarter were 6.3 percent compared to 14.7 percent last year. The operating margin was adversely impacted by weak sales volume, promotional order discounting and increased selling and marketing expenses in the Company’s Water Systems business. In addition, the Company incurred $1.2 million of restructuring expenses associated with Global Manufacturing Realignment Program (as described below). The earnings decline on North American Water Systems market sales more than offset the earnings growth on international Water Systems market sales and the global Fueling Systems market.

Across all product lines gross profit, as a percent of sales, declined in the first quarter of 2007 to approximately 30 percent from approximately 35 percent in the comparable quarter of 2006. Approximately 55 percent of this 500 basis point decline in gross profit margin in the first quarter was attributable to the reduction of North American market sales volume of 4-inch submersible motors; North American Water Systems market price promotions accounted for approximately 20 percent of the margin decline; and, the balance is attributable to the mix effect of including Little Giant sales with lower gross margins. Although competitive promotional price activity is difficult to predict, Franklin anticipates improved market price stability during the seasonally stronger second and third quarters of 2007. In response to rising commodity costs (e.g., aluminum, copper and steel), the Company announced market price increases for most of its global product lines effective during April 2007.

Selling, general, and administrative expense spending increased by $9.0 million in the first quarter compared to first quarter last year. Selling and marketing expenses for Water Systems in North America increased $1.1 million due to the Company’s strategy of selling to a more diversified customer base. The acquisitions of Little Giant and Healy added approximately $7.0 million of selling, general and administrative expenses to the base business for the first quarter of 2007. Fueling System expense spending increased $0.3 million for the first quarter compared to last year.

Interest expense increased by $1.0 million due to the debt incurred to fund the 2006 acquisitions of Little Giant and Healy coupled with the first quarter seasonal build-up of working capital to serve the Water Systems and Fueling Systems markets in the second and third quarters.

During the first quarter of 2007, the Company initiated Phase 2 of its Global Manufacturing Realignment Program. Phase 2 of the Realignment Program includes the expansion of recently established facilities in low-cost regions and the further shifting of production out of higher cost manufacturing facilities. Submersible motor manufacturing capacity at the new Linares, Mexico facility has been expanded with a corresponding downsizing of motor capacity at the Siloam Springs, Arkansas facility. During the second quarter of 2007, a manufacturing personnel reduction of 200 will be implemented at the Siloam Springs facility. The Company is also in the process of consolidating certain Fueling Systems product manufacturing into its Madison, Wisconsin facility. Restructuring expenses for the first quarter of 2007 were approximately $1.2 million (pre-tax), and reduced first quarter EPS by approximately $.03 per share. Full-year 2007 restructuring expenses are estimated at $6 million (pre-tax) and will include severance and other employee related expenses as well as manufacturing equipment relocation. Franklin management anticipates substantial savings will be realized from this initiative. As previously disclosed, Phase 1 of the Realignment Program, which was completed in December 2005, resulted in $7.5 million of pre-tax restructuring expenses.

Mr. Trumbull commented on the steps that the Company continues to implement to position Franklin for earnings growth in 2007 and beyond:

•
“Our North American Water Systems pump sales volume and market position continue to grow rapidly in spite of the weak market conditions. As our competitors’ stockpile of Franklin motors declines, more and more contractors are converting to Franklin 4-inch and larger submersible pumps equipped with Franklin motors. This is a key element of our strategy. In addition, our constant pressure system product lines continue to grow rapidly.”

•
“During the first half of this year we will introduce our new TRI-SEAL® pump product line. This new product line will offer our customers better efficiency and durability while enabling us to streamline our manufacturing processes. Customer reaction to TRI-SEAL® has been very favorable and we anticipate, by year-end, that nearly all of our customers will have converted to this new product line. In the interim, we are incurring the incremental cost of supplying both the new and the old designs.”

•	“Our 2006 acquisitions—Little Giant in Water Systems and Healy in Fueling Systems—have been accretive. The business integration of both acquisitions continues on track.”
•
“On the manufacturing side of our business, we are continuing to increase the percentage of our motor manufacturing personnel in low cost countries. We are also in the process of building a new, low cost pump plant in Linares, Mexico. While the construction and ramp-up will increase our fixed costs in 2007, the new plant will significantly reduce pump manufacturing costs when it is fully operational in the first quarter of 2008.”

•	“Our Water Systems sales into International markets continue to grow and this growth should accelerate as we expand our product offering and distributor base globally.”
•	“Finally, our Fueling Systems product sales and earnings continue to grow rapidly and the outlook for the balance of 2007 and 2008 for this business is bright.”

“In sum, while near term we remain concerned about the effect on sales and earnings of the submersible motor stockpile liquidation, the weaker than normal North American industry demand, and the possibility of ongoing competitive pricing pressures in response to our pump market share gains, we believe that we are well positioned to grow the Company longer-term as these factors dissipate and our marketing and cost reduction programs begin to produce expected results.”

The Company also announced that its Board of Directors increased the Company’s share repurchase authorization from 600,000 shares to 2,300,000 shares or approximately 10 percent of Franklin Electric’s common stock outstanding. The Company expects to undertake share purchases over time in the context of other operating and strategic demands for cash.

The Company is currently in the process of finalizing a $150 million unsecured private placement term loan. Terms of the loan would include a fixed rate of 5.79 percent, a 10-year average life and with financial covenants similar to the Company’s other borrowing agreements. Signing of the term loan agreement is expected within the next two weeks. Proceeds of the term loan will be used to reduce short term variable rate borrowings, fund future acquisitions and purchase Company stock.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including but not limited to, general economic and currency conditions, various conditions specific to the Company’s business and industry, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	First Quarter Ended
	March 31,	April 1,
	2007	2006

Net sales	$130,496	$101,739

Cost of sales	91,567	66,310

Gross profit	38,929	35,429

Selling and administrative expenses	29,455	20,435

Restructuring expense	1,238	-

Operating income	8,236	14,994

Interest expense	(1,212)	(193)
Other income	298	445
Foreign exchange gain (loss)	247	(45)

Income before income taxes	7,569	15,201

Income taxes	2,672	5,491

Income from continuing operations	$4,897	$9,710

(Loss) from discontinued operations	-	(11)

Net income	$4,897	$9,699

Net income per share:
Basic continuing operations	$0.21	$0.43
Basic discontinued operations	-	-
	$0.21	$0.43

Diluted continuing operations	$0.21	$0.42
Diluted discontinued operations	-	-
	$0.21	$0.42

Weighted average shares and equivalent
shares outstanding:
Basic	23,088	22,583
Diluted	23,499	23,105

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	Mar. 31,	Dec.30,
	2007	2006

ASSETS:

Cash and equivalents	$34,496	$33,956
Investments	-	-
Receivables	69,412	52,679
Inventories	132,448	111,563
Other current assets	19,427	19,592
Total current assets	255,783	217,790

Property, plant and equipment, net	117,010	115,976
Goodwill and other assets	193,736	193,159
Total assets	$566,529	$526,925

LIABILITIES AND SHAREOWNERS' EQUITY:

Accounts payable	$25,639	$30,832
Accrued liabilities	38,256	51,815
Current maturities of long-term
debt and short-term borrowings	1,314	11,310
Total current liabilities	65,209	93,957

Long-term debt	110,936	51,043
Deferred income taxes	4,713	4,597
Employee benefit plan obligations	26,216	25,969
Other long-term liabilities	5,489	5,528

Shareowners' equity	353,966	345,831
Total liabilities and shareowners' equity	$566,529	$526,925

FRANKLIN ELECTRIC CO., INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	March 31,	April 1,
	2007	2006

Cash flows from operating activities:
Net income	$4,897	$9,699
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	4,730	4,075
Stock based compensation	1,363	894
Deferred income taxes	365	261
Loss/(gain) on disposals of plant and equipment	20	(5)
Changes in assets and liabilities:
Receivables	(16,674)	(12,053)
Inventories	(20,716)	(9,911)
Accounts payable and other accrued expenses	(10,604)	(10,648)
Accrued income taxes	(7,415)	1,318
Excess tax from share-based payment arrangements	(1,158)	(1,176)
Employee benefit plans	574	(23)
Other, net	(1,150)	(668)
Net cash flows from operating activities	(45,768)	(18,237)
Cash flows from investing activities:
Additions to plant and equipment	(4,584)	(2,912)
Proceeds from sale of plant and equipment	16	45
Additions to other assets	-	(52)
Purchases of securities	-	(63,500)
Proceeds from sale of securities	-	99,488
Net cash flows from investing activities	(4,568)	33,069
Cash flows from financing activities:
Additions to long-term debt	50,000	-
Repayment of long-term debt	(79)	(70)
Proceeds from issuance of common stock	2,266	3,036
Excess tax from share-based payment arrangements	1,158	1,176
Purchases of common stock	-	(198)
Reduction of loan to ESOP Trust	200	232
Dividends paid	(2,536)	(2,258)
Net cash flows from financing activities	51,009	1,918
Effect of exchange rate changes on cash	(133)	492
Net change in cash and equivalents	540	17,242
Cash and equivalents at beginning of period	33,956	52,136
Cash and equivalents at end of period	$34,496	$69,378